SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 26, 2013

Timberland Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Washington	0-23333	91-1863696
State or other jurisdiction	Commission	(I.R.S. Employer
Of incorporation	File Number	Identification No.)

624 Simpson Avenue, Hoquiam, Washington	98550
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number (including area code) (360) 533-4747

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Employment Agreements with Executive Officers

On March 26, 2013, Timberland Bancorp, Inc. (the “Company”) and its wholly-owned subsidiary, Timberland Bank (“Bank”), entered into employment agreements with Michael R. Sand, President and Chief Executive Officer of the Company and the Bank, and Dean J. Brydon, Chief Financial Officer of the Company and the Bank. The material terms of these agreements are summarized below and copies of the agreements are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

The agreements have initial terms from March 26, 2013 through March 25, 2016.  The term of the agreements will be automatically extended for an additional year beginning on March 26, 2014, and on each March 26 thereafter, unless either party gives at least 90 days prior written notice to the other that the employment period will not be extended, or the Board of Directors of the Company or the Bank (or in each case its designated committee) does not approve the  renewal of the agreement with respect to the Company or the Bank, respectively.

The agreements provide for an annual base salary of $237,000 and $170,000 for Messrs. Sand and Brydon, respectively. The base salary will be reviewed annually and may be increased at the discretion of the Board. The agreements provide that the executives will be eligible to receive performance-based and discretionary bonuses, and also to receive employee benefits on as favorable a basis as other similarly situated and performing senior executives of the Company and the Bank.

The agreements provide for the severance benefits described below in the event the executive’s employment is terminated by the Company and the Bank, other than for cause or as a result of the executive’s death or disability, or if the employment is terminated by the executive for good reason (“Termination”). For a Termination during the first year of the employment agreement and before a change in control of the Company, Mr. Sand and Mr. Brydon would be entitled to receive (i) an amount equal to 100% of their base salary as in effect at the time of Termination, payable in a lump sum, (ii) the pro rata portion of any incentive award he would have been entitled to had he remained employed with the Company and the Bank, and (iii) continued medical, dental, life insurance and other benefits for the remaining term of the agreement.  For a Termination occurring after the first anniversary of the employment agreement and prior to a change in control, Mr. Sand and Mr. Brydon would be entitled to continued payments of their base salary as in effect at the time of Termination, plus continued medical, dental, life insurance, and other benefits for the remaining term of the agreement.   For a Termination occurring after a change in control event, Mr. Sand and Mr. Brydon each would be entitled to receive an amount equal to 299% of their "base amount" as defined under Section 280G of the Internal Revenue Code ("Code"), payable in a lump sum within 25 days of the change in control, and continued benefits for the remaining term of the agreement.   The agreements are subject to the golden parachute payment restrictions of Section 280G of the Code and other regulatory provisions, and include a clawback provision should any severance payment require recapture under any applicable statute, law, regulation or regulatory interpretation or guidance.

The agreements for Messrs. Sand and Brydon contain restrictive covenants prohibiting the unauthorized disclosure of confidential information of the Company or its affiliates by the executives during and after their employment with the Company and the Bank.  The employment agreement for Mr. Sand prohibits him from competing with the Company and its affiliates and for soliciting their employees or customers during employment and after termination of employment for any reason. The non-solicitation and non-competition provisions apply to Mr. Sand for a period of six months following any termination

The foregoing description of the employment agreements with Messrs. Sand and Brydon does not purport to be complete and is qualified in its entirety by reference to the employment agreements, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

    (d)         Exhibits

The following exhibits are being furnished herewith and this list shall constitute the exhibit index:

10.1	Employment Agreement with Michael R. Sand
10.2	Employment Agreement with Dean J. Brydon

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TIMBERLAND BANCORP, INC.

DATE: March 29, 2013	By: /s/ Michael R. Sand
Michael R. Sand
Chief Executive Officer